                                                                     EXHIBIT 5.1
                                                                     -----------

              [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                               November 30, 1998


International Network Services
1213 Innsbruck Drive
Sunnyvale, California 94089

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 30, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 280,254 shares of Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the VitalSigns Software , Inc. 1996 Stock Option Plan and pursuant to grants of certain pre-plan options of VitalSigns Software, Inc. (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                              Very truly yours,


                              /s/ WILSON SONSINI GOODRICH & ROSATI
                              -----------------------------------------
                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation